GRYPHON GOLD CORPORATION ANNOUNCES AN AMENDMENT TO LEASE WITH AuEx VENTURES INC. TO ALLOW FOR A JOINT VENTURE OPTION

October 15, 2007: Gryphon Gold Corporation (GGN:TSX/GYPH:OTC.BB) is pleased to announce that its wholly owned subsidiary, Nevada Eagle Resources LLC ("Nevada Eagle"), has amended its October 1, 2004 Mining Lease and Option to Purchase Agreement with AuEx Ventures Inc. ("AuEx"). The amendment gives Nevada Eagle the contingent option to enter into a 70% (AuEx)/30% (Nevada Eagle) joint venture on Nevada Eagle’s Velvet gold property located in Pershing County, Nevada. In the event Nevada Eagle does not exercise its contingent option, it will continue to receive from AuEx annual lease payments through 2014 and retains a 3% net smelter return royalty.

Gryphon Gold is very positive about this new relationship with AuEx as Ronald L. Parratt, President & CEO of AuEx, has an exceptional record of successful discovery and development with several North American gold projects. The Velvet property forms part of AuEx’s Bunce project. If AuEx’s current partner on the Bunce project elects not to fund their pro rata share, Nevada Eagle has the right to exercise their option to directly participate in the project. Gryphon Gold and AuEx share the belief that Nevada continues to be a strategic region for future gold discovery and production.

This amended agreement is part of Gryphon Gold’s strategy since acquiring Nevada Eagle in August 2007. Nevada Eagle will continue to look for qualified joint venture partners for its Nevada based gold properties and intends to retain options to directly participate in the development of such properties.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.2 million (measured and indicated) and 0.6 million (inferred) ounce Borealis deposits, are located in the Walker Lane gold belt of western Nevada. Nevada Eagle has an additional 54 highly prospective gold properties located in some of the most desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical1 ounces of gold.

The Company has 57.2 million shares outstanding with a cash balance of approximately US $3.6 million as at October 10, 2007. All cash is deposited in bank savings accounts, and the Company has no joint ventures with majors that potentially create derivative or hedge risk.

ON BEHALF OF THE BOARD OF DIRECTORS
TONY KER CEO
GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Neil G. Murray-Lyon of Renmark Financial Communications
(514) 939-3989

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to resource estimates, projections, plans, projections, estimates and expectations, including planned joint ventures and arrangements. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.

1. The historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not been prepared in accordance with CIM NI 43 101 standards and thus their reliability has not been verified.